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                                                                Exhibit(d)(1)(A)

                                   WM TRUST I
                           SECOND AMENDED AND RESTATED
                         INVESTMENT MANAGEMENT AGREEMENT

         SECOND AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT (this "Agreement"), dated as of November 19, 2002, amending and restating in its entirety the Amended and Restated Investment Management Agreement dated May 14, 2002, between WM TRUST I, a Massachusetts business trust, (the "Trust"), on behalf of each of its series which are listed on the signature page of this Agreement (each referred to herein as a "Fund") and WM Advisors, Inc., a Washington corporation (the "Manager").

                                   WITNESSETH

         WHEREAS, the Trust is an open-end series management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, each Fund, as a separate series of the Trust, desires to retain the Manager to render investment management services to the Fund, and the Manager is willing to render such services;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints the Manager to act as investment manager to the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

2. Management. Subject to the supervision of the Board of Trustees of the Trust, the Manager shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition of securities therefor, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information (as such terms are hereinafter defined) and resolutions of the Trust's Board of Trustees and subject to the following understandings:

         (a) The Manager shall provide supervision of the Fund's investments, furnish a continuous investment program for the Fund's portfolio and determine from time to time what securities will be purchased, retained, or sold by the Fund, and what portion of the assets will be invested or held as cash.

         (b) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust (as hereinafter defined) of the Trust and the investment policies of the Fund as determined by the Board of Trustees of the Trust.

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         (c) The Manager shall determine the securities to be purchased or sold by the Fund and shall place orders for the purchase and sale of portfolio securities pursuant to its determinations with brokers or dealers selected by the Manager. In executing portfolio transactions and selecting brokers or dealers, the Manager shall use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Manager may consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the size of the transaction, the timing of the transaction, the reputation, financial condition, experience, and execution capability of a broker or dealer, the amount of commission, and the value of any brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by a broker or dealer. The Manager is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting the transaction if the Manager determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Manager to the Fund and/or other accounts over which the Manager exercises investment discretion.

         (d) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other fiduciary accounts for which it has investment responsibility, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so sold or purchased in order to obtain the best execution, most favorable net price or lower brokerage commissions.

         (e) Subject to the provisions of the Agreement and Declaration of Trust of the Trust and the Investment Company Act of 1940, as amended (the "1940) Act"), the Manager, at its expense, may select and contract with one or more investment advisers (the "Subadviser") for the Fund to perform some or all of the services for which it is responsible pursuant to this Section 2. In particular, for so long as a Subadviser meets the standard of care set forth in the relevant subadvisory agreement, which shall have been approved by the vote of the Trust's Board of Trustees including a majority of those members of the Board of Trustees who are not parties to such agreement or "interested persons" of any such party, cast in person at a meeting called for that purpose, and by vote of a majority of the outstanding voting securities of the Fund (each a "Subadvisory Agreement"), the Manager shall have no obligation to (i) furnish a continuous investment program for the Fund,
         (ii) determine from time to time what securities will be purchased, retained or sold by the Fund, and what portion of the Fund's assets will be held as cash, or (iii) place orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by the Manager; provided, however, that the

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         Manager shall remain authorized to determine what securities or other property shall be purchased or sold by or for the Funds. The Manager may terminate the services of any Subadviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Subadviser unless and until a successor Subadviser is selected. To the extent that more than one Subadviser is selected, the Manager shall, in its sole discretion, determine the amount of the Fund's assets allocated to each such Subadviser. The Manager agrees to indemnify and hold the Trust harmless from and against any and all claims, costs, expenses (including attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Trust or for which the Trust may be liable arising out of or attributable to any actual or alleged failure of a Subadviser to meet the standard of care set forth in the relevant Subadvisory Agreement.

3. Services Not Exclusive. The investment management services rendered by the Manager hereunder to the Fund are not to be deemed exclusive, and the Manager shall have the right to render similar services to others, including, without limitation, other investment companies.

4. Expenses. During the term of this Agreement, the Manager shall pay all expenses incurred by it in connection with its activities under this Agreement including the salaries and expenses of any of the officers or employees of the Manager who act as officers, Trustees or employees of the Trust but excluding the cost of securities purchased for the Fund and the amount of any brokerage fees and commissions incurred in executing portfolio transactions for the Fund, and shall provide the Fund with suitable office space. Other expenses to be incurred in the operation of the Fund (other than those borne by any third party), including without limitation, taxes, interest, brokerage fees and commissions, fees of Trustees who are not officers, directors, or employees of the Manager, federal registration fees and state Blue Sky qualification fees, administration fees, bookkeeping, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining the Fund's or the Trust's existence, costs of independent pricing services, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing, printing and distributing prospectuses to existing shareholders, costs of stockholders' reports and meetings of shareholders and Trustees of the Fund or the Trust, as applicable, and any extraordinary expenses will be borne by the Fund.

5. Compensation. For the services provided pursuant to this Agreement, each Fund shall pay to the Manager as full compensation therefor a monthly fee computed on the average daily net assets of the Fund as stated in Schedule A attached hereto minus the monthly fee payable by the Fund directly to its Subadviser or Subadvisers pursuant to the relevant Subadvisory Agreement(s), as applicable. The Fund acknowledges that the Manager, as agent for the Fund, will allocate a portion of the fee to WM Shareholder Services, Inc. for administrative services, portfolio accounting and regulatory compliance systems. The Manager also from time to time and in such amounts as it shall determine

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in its sole discretion may allocate a portion of the fee to WM Funds
Distributor, Inc. for facilitating distribution of the Fund. This payment would be made from revenue which otherwise would be considered profit to the Manager for its services. This disclosure is being made to the Fund solely for the purpose of conforming with requirements of the Washington Department of Revenue for exclusion of revenue from the Washington Business and Occupation Tax.

6. Limitation of Liability. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7. Delivery of Documents. The Trust has heretofore delivered to the Manager true and complete copies of each of the following documents and shall promptly deliver to it all future amendments and supplements thereto, if any:

                  Agreement and Declaration of Trust (such Agreement and Declaration as presently in effect and as amended from time to time, the "Declaration of Trust");

                  Bylaws of the Trust;

                  Registration Statement under the Securities Act of 1933 and under the 1940 Act of the Trust on Form N-1A, and all amendments thereto, as filed with the Securities and Exchange Commission (the "Registration Statement") relating to the Fund and the shares of the Fund;

                  Notification of Registration of the Trust under the 1940 Act on Form N-8A;

                  Prospectuses of the Fund (such prospectuses as presently in effect and/or as amended or supplemented from time to time, the "Prospectus"); and

                  Statement of Additional Information of the Fund (such statement as presently in effect and/or as amended or supplemented from time to time, the "Statement of Additional Information").

8. Duration and Termination. This Agreement shall become effective as of the date first above-written for an initial period of two years following May 14, 2002 and shall continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of the Board of Trustees including a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for that purpose, or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing,

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(a) this Agreement may be terminated at any time, without the payment of any penalty, by either the Fund (by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund) or the Manager, on sixty (60) days prior written notice to the other and (b) shall automatically terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities, "interested persons" and "assignment" shall have the meanings assigned to such terms in the 1940 Act.

9. Amendments. No provision of this Agreement may be amended, modified, waived or supplemented except by a written instrument signed by the party against which enforcement is sought. No amendment of this Agreement shall be effective until approved in accordance with any applicable provisions of the 1940 Act.

10. Use of Name and Logo. The Fund agrees that it shall furnish to the Manager, prior to any use or distribution thereof, copies of all prospectuses, statements of additional information, proxy statements, reports to stockholders, sales literature, advertisements, and other material prepared for distribution to stockholders of the Fund or to the public, which in any way refer to or describe the Manager or which include any trade names, trademarks or logos of the Manager or of any affiliate of the Manager. The Fund further agrees that it shall not use or distribute any such material if the Manager reasonably objects in writing to such use or distribution within five (5) business days after the date such material is furnished to the Manager.

         The Manager and/or its affiliates own the names "Sierra", "Composite", "WM", "WM Group" and derivations thereof and any other names which may be listed from time to time on a Schedule B to be attached hereto that they may develop for use in connection with the Fund, which names may be used by the Fund or the Trust only with the consent of the Manager and/or its affiliates. The Manager, on behalf of itself and/or its affiliates, consents to the use by the Trust and by the Fund of such names or any other names embodying such names, but only on condition and so long as (i) this Agreement shall remain in full force, (ii) the Fund and the Trust shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it, and (iii) the Manager is the manager of the Fund and the Trust. No such name shall be used by the Fund or the Trust at any time or in any place or for any purposes or under any conditions except as provided in this section. The foregoing authorization by the Manager, on behalf of itself and/or its affiliates, to the Fund and the Trust to use such names as part of a business or name is not exclusive of the right of the Manager and/or its affiliates themselves to use, or to authorize others to use, the same; the Fund and the Trust acknowledge and agree that as between the Manager and/or its affiliates and the Fund or the Trust, the Manager and/or its affiliates have the exclusive right so to use, or authorize others to use, such names, and the Fund and the Trust agree to take such action as may reasonably be requested by the Manager, on behalf of itself and/or its affiliates, to give full effect to the provisions of this section (including, without limitation, consenting to such use of such names). Without limiting the generality of the foregoing, the Fund and the Trust agree that, upon (i) any violation of the provisions of

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this Agreement by the Fund or the Trust or (ii) any termination of this
Agreement, by either party or otherwise, the Fund and the Trust will, at the request of the Manager, on behalf of itself and/or its affiliates, made within six months after such violation or termination, use its best efforts to change the name of the Fund and the Trust so as to eliminate all reference, if any, to such names and will not thereafter transact any business in a name containing such names in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such names, or otherwise use such names or any other reference to the Manager and/or its affiliates, except as may be required by law. Such covenants on the part of the Fund and the Trust shall be binding upon it, its Trustees, officers, shareholders, creditors and all other persons claiming under or through it.

         The provisions of this section shall survive termination of this Agreement.

11. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, if to the Fund: 1201 Third Avenue, Suite 1220, Seattle, Washington 98101; or if to the Manager: 1201 Third Avenue, Suite 1220, Seattle, Washington 98101; or to either party at such other address as such party shall designate to the other by a notice given in accordance with the provisions of this section.

12.      Miscellaneous.

                  Except as otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, the Manager for all purposes herein shall be deemed to be an independent contractor and shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

                  The Trust shall furnish or otherwise make available to the Manager such information relating to the business affairs of the Fund as the Manager at any time or from time to time reasonably requests in order to discharge its obligations hereunder.

                  This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall inure to the benefit of the parties hereto and their respective successors.

                  If any provision of this Agreement shall be held or made invalid or by any court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Declaration of Trust and Limitation of Liability. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by an officer

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of the Trust on behalf of the Trustees of the Trust, as trustees and not individually, on further behalf of the Fund, and that the obligations of this Agreement shall be binding upon the assets and properties of the Fund only and shall not be binding upon the assets and properties of any other series of the Trust or upon any of the Trustees, officers, employees, agents or shareholders of the Fund or the Trust individually.

[The remainder of this page has intentionally been left blank.]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first above-written.

                                          WM TRUST I, on behalf of its series
                                          EQUITY INCOME FUND,
                                          GROWTH & INCOME FUND,
                                          U.S. GOVERNMENT SECURITIES FUND,
                                          INCOME FUND,
                                          TAX-EXEMPT BOND FUND,
                                          MONEY MARKET FUND,
                                          TAX-EXEMPT MONEY MARKET FUND,
                                          WEST COAST EQUITY FUND
                                          HIGH YIELD FUND
                                          MID CAP STOCK FUND
                                          REIT FUND

                                          By: __________________________________
                                              William G. Papesh
                                              President

                                          Attest:

                                          By: __________________________________
                                              John T. West
                                              Secretary

                                          WM ADVISORS, INC.


                                          By: __________________________________
                                              William G. Papesh
                                              President

                                          Attest:

                                          By: __________________________________
                                              Sharon L. Howells
                                              Secretary

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                             SCHEDULE A - WM TRUST I
                           SECOND AMENDED AND RESTATED
                         INVESTMENT MANAGEMENT AGREEMENT

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             FUND                                   FEE
             ----                                   ---
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Equity Income Fund                 Monthly fee equal to .625% per annum computed
Growth & Income                    on the Fund average daily net assets of the
High Yield                         Fund; on assets in excess Fund of $250
                                   million, the fee decreases to .50% per annum.
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Income Fund                        Monthly fee equal to .50% per annum computed
U.S. Government Securities         on the average daily net assets of the Fund;
 Fund                              on assets in excess of $3 billion, the fee
                                   decreases to .45% per annum.
--------------------------------------------------------------------------------
Tax-Exempt Bond Fund               Monthly fee equal to .50% per annum computed
                                   on the average daily net assets of the Fund;
                                   on assets in excess of $250 million, the fee
                                   decreases to .40% per annum.
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Money Market Fund                  Monthly fee computed on the average daily net
Tax-Exempt Money Market            assets of the Fund equal to .45% per annum on
 Fund                              the first $1 billion of assets; .40% per
                                   annum on assets in excess of $1 billion.
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 West Coast Equity Fund            Monthly fee computed on the average daily net
                                   assets of the Fund equal to .625% per annum
                                   on the first $500 million of assets; .50% per
                                   annum on the next $500 million; .375% per
                                   annum on assets in excess of $1 billion.
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Mid Cap Stock Fund                 Monthly fee equal to .75% per annum computed
                                   on the average daily net assets of the Fund;
                                   on assets in excess of $3 billion, the fee
                                   decreases to .70% per annum.
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REIT Fund                          Monthly fee computed on the average daily net
                                   assets of the Fund equal to .80% per annum on the first $500 million of assets; .75% per annum on the next $1.5 billion; .70% per annum on the next $1 billion; .65% per annum on the assets in excess of $3 billion.
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